-------------------
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                                                    FIRST CLASS MAIL
                                                      U.S. POSTAGE
                                                          PAID
                                                       PERMIT #664
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                                                   -------------------

Morgan Stanley

Attention:Managed Futures, 7th Floor
Harborside Financial Center, Plaza Two
Jersey City, NJ 07311
ADDRESS SERVICE REQUESTED


[logo] printed on recycled paper




                             MORGAN STANLEY
                             SPECTRUM SERIES





        July 2002
        Monthly Report





This Monthly Report supplements the Spectrum Funds' Prospectus dated April 30, 2002.




                                                         Issued: August 30, 2002



Morgan Stanley

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
HISTORICAL FUND PERFORMANCE
--------------------------------------------------------------------------------

Presented below is the percentage change in Net Asset Value per Unit from the start of every calendar year each Fund has traded. Also provided is the inception-to-date return and the annualized return since inception for each Fund. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

                                     1991    1992   1993   1994    1995   1996   1997   1998    1999   2000   2001   2002
FUND                                   %       %      %      %       %      %      %      %       %      %      %      %
---------------------------------------------------------------------------------------------------------------------------
Spectrum Commodity ...............    --      --     --     --      --     --     --   (34.3)   15.8    3.2  (25.6)   4.1
                                                                                                                   (7 mos.)
---------------------------------------------------------------------------------------------------------------------------
Spectrum Currency ................    --      --     --     --      --     --     --     --      --    11.7   11.1    6.6
                                                                                                     (6 mos.)      (7 mos.)
---------------------------------------------------------------------------------------------------------------------------
Spectrum Global Balanced .........    --      --     --    (1.7)   22.8   (3.6)  18.2   16.4     0.7    0.9   (0.3)  (4.4)
                                                         (2 mos.)                                                  (7 mos.)
---------------------------------------------------------------------------------------------------------------------------
Spectrum Select ..................   31.2   (14.4)  41.6   (5.1)   23.6    5.3    6.2   14.2    (7.6)   7.1    1.7   12.1
                                   (5 mos.)                                                                        (7 mos.)
---------------------------------------------------------------------------------------------------------------------------
Spectrum Strategic ...............    --      --     --     0.1    10.5   (3.5)   0.4    7.8    37.2  (33.1)  (0.6)  13.5
                                                         (2 mos.)                                                  (7 mos.)
---------------------------------------------------------------------------------------------------------------------------
Spectrum Technical ...............    --      --     --    (2.2)   17.6   18.3    7.5   10.2    (7.5)   7.8   (7.2)  18.7
                                                         (2 mos.)                                                  (7 mos.)
---------------------------------------------------------------------------------------------------------------------------


INCEPTION-
 TO-DATE    ANNUALIZED
 RETURN      RETURN
    %           %
---------------------
 (39.2)     (10.3)

---------------------
  32.3       14.4

---------------------
  54.9        5.8

---------------------
 168.7        9.4

---------------------
  19.7        2.4

---------------------
  77.2        7.7

---------------------


--------------------------------------------------------------------------------
DEMETER MANAGEMENT CORPORATION
--------------------------------------------------------------------------------
c/o Managed Futures Department
825 Third Avenue, 8th Floor
New York, NY 10022
Telephone (201) 209-8400
MORGAN STANLEY SPECTRUM SERIES
MONTHLY REPORT
JULY 2002

Dear Limited Partner:

   The Net Asset Value per Unit for each of the six Morgan Stanley Spectrum Funds as of July 31, 2002 was as follows:

FUND                                 N.A.V.          % CHANGE FOR MONTH
--------------------------------------------------------------------------------
Spectrum Commodity                  $ 6.08                -0.52%
--------------------------------------------------------------------------------
Spectrum Currency                   $13.23                -4.37%
--------------------------------------------------------------------------------
Spectrum Global Balanced            $15.49                -0.87%
--------------------------------------------------------------------------------
Spectrum Select                     $26.87                 4.67%
--------------------------------------------------------------------------------
Spectrum Strategic                  $11.97                -0.42%
--------------------------------------------------------------------------------
Spectrum Technical                  $17.72                 9.65%
--------------------------------------------------------------------------------

   Detailed performance information for each Fund is located in the body of the financial report. For each Fund, we provide a trading results by sector chart that portrays trading gains and trading losses for the previous month and year-to-date in each sector in which the Fund participates. In the case of Spectrum Currency, we provide the trading gains and trading losses for the five major currencies in which the Fund participates, and composite information for all other "minor" currencies traded within the Fund.

   The trading results by sector charts indicate the monthly and year-to-date composite percentage returns generated by the specific assets dedicated to trading within each market sector in which each Fund participates. Please note that there is not an equal amount of assets in each market sector, and the specific allocations of assets by a Fund to each sector will vary over time within a predetermined range. Below each chart is a description of the factors that influenced trading gains and trading losses within each Fund during the previous month.

   In April, 2002, the proposed entitlement with regard to the Sumitomo Copper class action litigation was unofficially approved by the court. Under the terms of the proposed entitlement, Morgan Stanley Spectrum Global Balanced L.P., Morgan Stanley Spectrum Select L.P., Morgan Stanley Spectrum Strategic L.P., and Morgan Stanley Spectrum Technical L.P. would receive approximately $208,284, $4,143,065, $10,895, and $273,812 (which currently amounts to $0.06, $0.39,
$0.00, and $0.02 per Unit respectively). The parties have stated that they are seeking to make such distributions in the near future, but this timetable is still provisional and the Funds have no assurances yet when such distribution will actually be made. Any amount ultimately received will be accounted for in the period received, for the benefit of the limited partners at the date of receipt.

   Should you have any questions concerning this report, please feel free to contact Demeter Management Corporation c/o Managed Futures Department, 825 Third Avenue, 8th Floor, New York, NY 10022 or your Morgan Stanley Financial Advisor.

   I hereby affirm, that to the best of my knowledge and belief, the information contained in this report is accurate and complete. Past performance is not a guarantee of future results.

Sincerely,


/s/ Robert E. Murray
-----------------------
Robert E. Murray
Chairman
Demeter Management Corporation
General Partner



                                       [This page intentionally left blank]

--------------------------------------------------------------------------------
SPECTRUM COMMODITY
--------------------------------------------------------------------------------

             [DATA BELOW REPRESENT BAR GRAPH IN THE PRINTED PIECE.]

                      Month ended July 31, 2002     YTD ended Juy 31, 2002
                      -------------------------     ----------------------
Energies                       -0.07                          2.3
Metals                         -3.71                         -0.6
Agriculturals                   3.74                          5.73

Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> In the metals futures markets, losses were recorded from previously established long positions in copper, aluminum and nickle futures, as prices reversed lower on fears that increased economic uncertainty may reduce demand for industrial metals. Additional losses were recorded from long positions in silver and gold futures, as prices moved lower amidst an unexpected rally in U.S. equities and strength in the U.S. dollar late in the month.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> In the agricultural futures markets, grain prices trended higher on fears that continued hot and dry weather may have adversely affected crops in the U.S. midwest, resulting in gains from long positions in corn, wheat and soybean futures. Additional gains were recorded from long positions in cocoa and orange juice futures as prices trended higher on speculative buying and supply and demand concerns.


--------------------------------------------------------------------------------
SPECTRUM CURRENCY
--------------------------------------------------------------------------------

             [DATA BELOW REPRESENT BAR GRAPH IN THE PRINTED PIECE.]

                      Month ended July 31, 2002     YTD ended Juy 31, 2002
                      -------------------------     ----------------------
Australian dollar               0.59                         3.95
British pound                  -1.24                        -4.45
Euro                           -0.65                         7.58
Japanese yen                    0.28                        -2.62
Swiss franc                    -0.18                         3.52
Minor currencies               -2.74                         5.21

Note: Reflects trading results only and does not include fees or interest income. Minor currencies may include, but are not limited to, the South African rand, Thai baht, Greek drachma, Singapore dollar, Mexican peso, New Zealand dollar and Norwegian krone.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> Losses were recorded from long positions in the British pound, Polish zloty, euro and New Zealand dollar as the value of these currencies reversed lower relative to the U.S. dollar due to an emphasis on a "strong dollar" policy by the Bush Administration and repatriation activity by U.S. companies

> Additional losses were recorded from short positions in the Mexican peso as the previous downward trend in the value of the peso reversed higher versus the U.S dollar amid a sharp increase in foreign investment.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> Gains were recorded from short positions in the Australian dollar as its value trended lower versus the U.S. dollar amid news of higher-than-expected unemployment in Australia.

--------------------------------------------------------------------------------
SPECTRUM GLOBAL BALANCED
--------------------------------------------------------------------------------

             [DATA BELOW REPRESENT BAR GRAPH IN THE PRINTED PIECE.]

                      Month ended July 31, 2002     YTD ended Juy 31, 2002
                      -------------------------     ----------------------
Currencies                     -0.94                         0.92
Interest Rates                  3.9                          5.04
Stock Indices                  -3.48                        -7.21
Energies                        0.04                        -0.09
Metals                          0.04                        -0.08
Agriculturals                  -0.11                        -0.67

Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> Long positions in U.S. and European stock index futures resulted in losses, as prices finished the month lower amid suspicions regarding corporate accounting practices and skepticism regarding a global economic recovery.

> In the currency markets, losses were recorded short positions in the Mexican peso as the previous downward trend in the value of peso reversed higher versus the U.S. dollar. Additional losses were recorded from long Swiss franc/ Japanese yen and euro/Japanese yen crossrate positions.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> In the global interest rate futures markets, gains were recorded from long positions in European and U.S. interest rate futures as prices trended higher, drawing strong support from falling equity prices and increased economic uncertainty.


--------------------------------------------------------------------------------
SPECTRUM SELECT
--------------------------------------------------------------------------------

             [DATA BELOW REPRESENT BAR GRAPH IN THE PRINTED PIECE.]

                      Month ended July 31, 2002     YTD ended Juy 31, 2002
                      -------------------------     ----------------------
Currencies                     -1.47                         9.68
Interest Rates                  5.34                         4.5
Stock Indices                   1.07                         1.51
Energies                       -0.1                          0.67
Metals                         -0.45                        -0.57
Agriculturals                   0.88                         1.12

Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> In the global interest rate futures markets, gains were recorded from long positions in European and U.S. interest rate futures as prices trended higher, drawing strong support from falling equity prices and increased economic uncertainty.

> Short positions in U.S. and European stock index futures were profitable as prices finished the month lower amid suspicions regarding corporate accounting practices and skepticism regarding a global economic recovery.

> Grain prices trended higher on fears that continued hot and dry weather may have adversely affected crops in the U.S. midwest, resulting in gains from long positions in wheat, soybean and corn futures.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> In the currency markets, losses were recorded from long positions in most major currencies as the value of these currencies reversed lower relative to the U.S. dollar, due to an emphasis on a "strong dollar" policy by the Bush Administration and repatriation activity by U.S. companies.

--------------------------------------------------------------------------------
SPECTRUM STRATEGIC
--------------------------------------------------------------------------------

             [DATA BELOW REPRESENT BAR GRAPH IN THE PRINTED PIECE.]

                      Month ended July 31, 2002     YTD ended Juy 31, 2002
                      -------------------------     ----------------------
Currencies                     -0.94                         4.29
Interest Rates                  2.24                        -0.2
Stock Indices                  -0.26                        -2.19
Energies                       -0.29                         0.9
Metals                         -4.37                        -1.53
Agriculturals                   4                           18.04

Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> Grain prices trended higher on fears that continued hot and dry weather may have adversely affected crops in the U.S. midwest, resulting in gains from long positions in wheat, soybean and corn futures. Additional gains were recorded from long positions in sugar futures as prices increased amid speculative buying and supply and demand concerns.

> In the global interest rate futures markets, gains were recorded from long positions in European and U.S. interest rate futures as prices trended higher, drawing strong support from falling equity prices and increased economic uncertainty.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> In the metals futures markets, losses were recorded from previously established long positions in copper, tin and zinc futures as prices reversed lower on fears that increased economic uncertainty may reduce demand for industrial metals.

> In the currency markets, losses were recorded from long positions in the Canadian dollar as its value weakened relative to the U.S. dollar along with most major currencies, due to an emphasis on a "strong dollar" policy by the Bush Administration and repatriation activity by U.S. companies.


--------------------------------------------------------------------------------
SPECTRUM TECHNICAL
--------------------------------------------------------------------------------

             [DATA BELOW REPRESENT BAR GRAPH IN THE PRINTED PIECE.]

                      Month ended July 31, 2002     YTD ended Juy 31, 2002
                      -------------------------     ----------------------
Currencies                     -1.4                         13.37
Interest Rates                  7.11                         6.87
Stock Indices                   4.31                         3.46
Energies                        0.21                         0.7
Metals                         -0.58                        -1.44
Agriculturals                   0.62                         0.29

Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> In the global interest rate futures markets, gains were recorded from long positions in European and U.S. interest rate futures as prices trended higher, drawing strong support from falling equity prices and increased economic uncertainty.

> Short positions in U.S. and European stock index futures were profitable as prices finished the month lower amid suspicions regarding corporate accounting practices and skepticism regarding a global economic recovery.

> Grain prices trended higher on fears that continued hot and dry weather may have adversely affected crops in the U.S. midwest, resulting in gains from long positions in corn and soybean futures.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> In the currency markets, losses were recorded from long positions in the Canadian, Australian and New Zealand dollar as the value of these currencies weakened relative to the U.S. dollar due to the decline in gold prices and repatriation activity by U.S. companies.

MORGAN STANLEY SPECTRUM SERIES

--------------------------------------------------------------------------------
STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
FOR THE MONTH ENDED JULY 31, 2002 (UNAUDITED)

                                        MORGAN STANLEY               MORGAN STANLEY                MORGAN STANLEY
                                      SPECTRUM COMMODITY            SPECTRUM CURRENCY         SPECTRUM GLOBAL BALANCED
                                  --------------------------   ---------------------------   ---------------------------
                                              PERCENTAGE OF                  PERCENTAGE OF                PERCENTAGE OF
                                              JULY 1, 2002                   JULY 1, 2002                 JULY 1, 2002
                                                BEGINNING                      BEGINNING                    BEGINNING
                                    AMOUNT   NET ASSET VALUE     AMOUNT    NET ASSET VALUE     AMOUNT    NET ASSET VALUE
                                  ---------- ---------------   ----------  ---------------   ----------  ---------------
                                      $             %               $             %               $             %
REVENUES
Trading profit (loss):
   Realized                          203,562       1.55            47,766         .06           975,418        1.75
   Net change in unrealized         (209,845)     (1.60)       (3,034,452)      (3.99)       (1,268,334)      (2.28)
                                  ----------      -----        ----------       -----        ----------       -----
     Total Trading Results            (6,283)      (.05)       (2,986,686)      (3.93)         (292,916)       (.53)
Interest income (Note 2)              15,833        .12            80,616         .11            80,437         .14
                                  ----------      -----        ----------       -----        ----------       -----
     Total Revenues                    9,550        .07        (2,906,070)      (3.82)         (212,479)       (.39)
                                  ----------      -----        ----------       -----        ----------       -----
EXPENSES
Brokerage fees (Note 2)               50,422        .38           291,655         .38           213,313         .38
Management fees (Note 2 & 3)          27,404        .21           126,807         .17            57,966         .10
                                  ----------      -----        ----------       -----        ----------       -----

     Total Expenses                   77,826        .59           418,462         .55           271,279         .48
                                  ----------      -----        ----------       -----        ----------       -----
NET LOSS                             (68,276)      (.52)       (3,324,532)      (4.37)         (483,758)       (.87)
                                  ==========      =====        ==========       =====        ==========       =====

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
STATEMENTS OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------------------------------
FOR THE MONTH ENDED JULY 31, 2002 (UNAUDITED)

                                MORGAN STANLEY                     MORGAN STANLEY                         MORGAN STANLEY
                              SPECTRUM COMMODITY                  SPECTRUM CURRENCY                  SPECTRUM GLOBAL BALANCED
                     ---------------------------------    ----------------------------------    ----------------------------------
                                                  PER                                  PER                                   PER
                          UNITS       AMOUNT      UNIT        UNITS        AMOUNT      UNIT         UNITS        AMOUNT      UNIT
                     -------------  ----------    ----    -------------  ----------    -----    -------------  ----------    -----
                                         $         $                          $          $                          $          $
Net Asset Value,
  July 1, 2002       2,153,677.556  13,153,571    6.11    5,497,778.403  76,083,810    13.84    3,561,868.487  55,647,334    15.62
Net Loss                  --           (68,276)   (.03)        --        (3,324,532)    (.61)        --          (483,758)    (.13)
Redemptions            (36,562.498    (222,300)   6.08      (59,515.200    (787,386)   13.23      (81,312.492  (1,259,531)   15.49
Subscriptions           33,778.779     205,375    6.08      423,118.993   5,597,864    13.23       46,311.176     717,360    15.49
                     -------------  ----------            -------------  ----------             -------------  ----------

Net Asset Value,
  July 31, 2002      2,150,893.837  13,068,370    6.08    5,861,382.196  77,569,756    13.23    3,526,867.171  54,621,405    15.49
                     =============  ==========            =============  ==========             =============  ==========

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
FOR THE MONTH ENDED JULY 31, 2002 (UNAUDITED)

                                        MORGAN STANLEY               MORGAN STANLEY                MORGAN STANLEY
                                       SPECTRUM SELECT             SPECTRUM STRATEGIC            SPECTRUM TECHNICAL
                                  --------------------------   ---------------------------   ---------------------------
                                              PERCENTAGE OF                  PERCENTAGE OF                PERCENTAGE OF
                                              JULY 1, 2002                   JULY 1, 2002                 JULY 1, 2002
                                                BEGINNING                      BEGINNING                    BEGINNING
                                    AMOUNT   NET ASSET VALUE     AMOUNT    NET ASSET VALUE     AMOUNT    NET ASSET VALUE
                                  ---------- ---------------   ----------  ---------------   ----------  ---------------
                                      $             %               $             %               $             %
REVENUES
Trading profit (loss):
   Realized                       11,738,390       4.32         4,427,270        5.86         9,015,786        3.20
   Net change in unrealized        2,938,698       1.08        (4,191,741)      (5.55)       20,130,167        7.14
                                 -----------      -----       -----------       -----        ----------       -----
     Total Trading Results        14,677,088       5.40           235,529         .31        29,145,953       10.34

Interest income (Note 2)             323,005        .12            90,490         .12           336,942         .12
                                 -----------      -----       -----------       -----        ----------       -----

     Total Revenues               15,000,093       5.52           326,019         .43        29,482,895       10.46
                                 -----------      -----       -----------       -----        ----------       -----

EXPENSES
Brokerage fees (Note 2)            1,640,912        .60           456,247         .60         1,702,801        .60
Management fees (Note 2 & 3)         678,997        .25           188,793         .25           595,440        .21
                                 -----------      -----       -----------       -----        ----------       -----

     Total Expenses                2,319,909        .85           645,040         .85         2,298,241         .81
                                 -----------      -----       -----------       -----        ----------       -----

NET INCOME (LOSS)                 12,680,184       4.67          (319,021)       (.42)       27,184,654        9.65
                                 ===========      =====       ===========       =====        ==========       =====

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
STATEMENTS OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------------------------------
FOR THE MONTH ENDED JULY 31, 2002 (UNAUDITED)

                                MORGAN STANLEY                     MORGAN STANLEY                         MORGAN STANLEY
                                SPECTRUM SELECT                  SPECTRUM STRATEGIC                     SPECTRUM TECHNICAL
                     ---------------------------------    ----------------------------------    ----------------------------------
                                                  PER                                  PER                                   PER
                          UNITS        AMOUNT     UNIT        UNITS        AMOUNT      UNIT         UNITS         AMOUNT     UNIT
                     -------------   ----------   ----    -------------  ----------    -----    -------------   ----------   -----
                                         $        $                          $          $                           $         $
Net Asset Value,
  July 1, 2002      10,580,371.946  271,599,031  25.67    6,281,036.859  75,516,796    12.02   17,444,005.058  281,842,923   16.16
Net Income (Loss)         --         12,680,184   1.20         --          (319,021)    (.05)        --         27,184,654    1.56
Redemptions           (104,580.298)  (2,810,073) 26.87      (82,165.585)   (983,522)   11.97     (231,703.994)  (4,105,795)  17.72
Subscriptions          185,807.659    4,992,652  26.87      119,960.270   1,435,925    11.97      235,624.711    4,175,270   17.72
                    --------------  -----------           -------------  ----------            --------------  -----------

Net Asset Value,
  July 31, 2002     10,661,599.307  286,461,794  26.87    6,318,831.544  75,650,178    11.97   17,447,925.775  309,097,052   17.72
                    ==============  ===========           =============  ==========            ==============  ===========



The accompanying notes are an integral part of these financial statements.

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(UNAUDITED)


--------------------------------------------------------------------------------
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION. Morgan Stanley Spectrum Commodity L.P. ("Spectrum Commodity"), Morgan Stanley Spectrum Currency L.P. ("Spectrum Currency"), Morgan Stanley Spectrum Global Balanced L.P. ("Spectrum Global Balanced"), Morgan Stanley Spectrum Select L.P. ("Spectrum Select"), Morgan Stanley Spectrum Strategic L.P. ("Spectrum Strategic") and Morgan Stanley Spectrum Technical L.P. ("Spectrum Technical") (individually, a "Partnership" or collectively, the "Partnerships"), are limited partnerships organized to engage primarily in the speculative trading of futures contracts, options on futures contracts and forward contracts on physical commodities and other commodity interests, including, but not limited to foreign currencies, financial instruments, metals, energy and agricultural products (collectively, "futures interests").

   The general partner for each Partnership is Demeter Management Corporation ("Demeter"). The non-clearing commodity broker for the Partnerships is Morgan Stanley DW Inc. ("Morgan Stanley DW"). The clearing commodity brokers for the Partnerships are Morgan Stanley & Co. Incorporated ("MS & Co.") and Morgan Stanley & Co. International Limited ("MSIL"). Morgan Stanley Commodities Management, Inc. ("MSCM") is the trading advisor to Spectrum Commodity. Demeter, Morgan Stanley DW, MS & Co., MSIL and MSCM are wholly-owned subsidiaries of Morgan Stanley.

   Effective June 20, 2002, Morgan Stanley Dean Witter & Co. changed its name to Morgan Stanley.

   Demeter is required to maintain a 1% minimum interest in the equity of each Partnership and income (losses) are shared by Demeter and the Limited Partners based upon their proportional ownership interests.

USE OF ESTIMATES. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.


MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(CONTINUED)

REVENUE RECOGNITION. Futures interests are open commitments until settlement date. They are valued at market on a daily basis and the resulting net change in unrealized gains and losses is reflected in the change in unrealized profits (losses) on open contracts from one period to the next in the statements of operations. Monthly, Morgan Stanley DW pays each Partnership interest income on 80% of the month's average daily "Net Assets" (as defined in the limited partnership agreements) for the month in the case of Spectrum Commodity, Spectrum Currency, Spectrum Select, Spectrum Strategic and Spectrum Technical, and on 100% in the case of Spectrum Global Balanced. The interest rate is equal to a prevailing rate on U.S. Treasury bills. For purposes of such interest payments, Net Assets do not include monies due the Partnerships on futures interests, but not actually received.

NET INCOME (LOSS) PER UNIT. Net income (loss) per unit of limited partnership interest ("Unit(s)") is computed using the weighted average number of Units outstanding during the period.

BROKERAGE AND RELATED TRANSACTION FEES AND COSTS. The brokerage fees for Spectrum Commodity, Spectrum Currency and Spectrum Global Balanced are accrued at a flat monthly rate of 1/12 of 4.6% (a 4.6% annual rate) of Net Assets as of the first day of each month.

   Brokerage fees for Spectrum Select, Spectrum Strategic and Spectrum Technical are accrued at a flat monthly rate of 1/12 of 7.25% (a 7.25% annual rate) of Net Assets as of the first day of each month.

   Such brokerage fees currently cover all brokerage commissions, transaction fees and costs, and ordinary administrative and continuing offering expenses.

OPERATING EXPENSES. The Partnerships incur monthly management fees and may incur incentive fees. All common administrative and continuing offering expenses including legal, auditing, accounting, filing fees and other related expenses are borne by Morgan Stanley DW through the brokerage fees paid by each Partnership.

INCOME TAXES. No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of each Partnership's revenues and expenses for income tax purposes.

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(CONTINUED)

DISTRIBUTIONS. Distributions, other than redemptions of Units, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date.

CONTINUING OFFERING. Units of each Partnership are offered at a price equal to 100% of the Net Asset Value per Unit as of the close of business on the last day of the month. No selling commissions or charges related to the continuing offering of Units will be paid by the Limited Partners or the Partnership. Morgan Stanley DW will pay all such costs.

REDEMPTIONS. Limited Partners may redeem some or all of their Units at 100% of the Net Asset Value per Unit as of the end of the last day of any month that is at least six months after the closing at which a person becomes a Limited Partner, upon five business days advance notice by redemption form to Demeter. Thereafter, Units redeemed on or prior to the last day of the twelfth month after such Units were purchased will be subject to a redemption charge equal to 2% of the Net Asset Value of a Unit on the date of such redemption. Units redeemed after the last day of the twelfth month and on or prior to the last day of the twenty-fourth month after which such Units were purchased will be subject to a redemption charge equal to 1% of the Net Asset Value of a Unit on the date of such redemption. Units redeemed after the last day of the twenty-fourth month after which such Units were purchased will not be subject to a redemption charge.

   The foregoing redemption charges are paid to Morgan Stanley DW.

   All redemptions must be made in whole Units, in a minimum amount of 50 Units, unless a Limited Partner is redeeming his entire interest in a Partnership.

EXCHANGES. On the last day of the first month which occurs more than six months after a person first becomes a Limited Partner in any of the Partnerships, and at the end of each month thereafter, Limited Partners may exchange their investment among the Partnerships (subject to certain restrictions outlined in the Limited Partnership Agreement) without paying additional charges.

DISSOLUTION OF THE PARTNERSHIPS. Spectrum Commodity will terminate on December 31, 2027, Spectrum Currency, Spectrum Global Balanced,


MORGAN STANLEY SPECTRUM SERIES
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NOTES TO FINANCIAL STATEMENTS
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(CONTINUED)

Spectrum Strategic and Spectrum Technical will terminate on December 31, 2035 and Spectrum Select will terminate on December 31, 2025 regardless of financial condition at such time, or at an earlier date if certain conditions occur as defined in each Partnership's Limited Partnership Agreement.

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2. RELATED PARTY TRANSACTIONS

The Partnerships pay brokerage fees to Morgan Stanley DW as described in Note 1. Spectrum Commodity pays management fees and incentive fees (if applicable) to MSCM. Each Partnership's cash is on deposit with Morgan Stanley DW, MS & Co. and MSIL in futures interests trading accounts to meet margin requirements as needed. Morgan Stanley DW pays interest on these funds as described in Note 1.

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3. TRADING ADVISORS

Demeter, on behalf of each Partnership, retains certain commodity trading advisors to make all trading decisions for the Partnerships. The trading advisors for each Partnership are as follows:

Morgan Stanley Spectrum Commodity L.P.
  Morgan Stanley Commodities Management Inc.

Morgan Stanley Spectrum Currency L.P.
  John W. Henry & Company, Inc. ("JWH")
  Sunrise Capital Partners, LLC

Morgan Stanley Spectrum Global Balanced L.P.
  RXR, Inc.

Morgan Stanley Spectrum Select L.P.
  EMC Capital Management, Inc.
  Northfield Trading L.P.
  Rabar Market Research, Inc.
  Sunrise Capital Management, Inc.

Morgan Stanley Spectrum Strategic L.P.
  Allied Irish Capital Management, Ltd.
  Blenheim Capital Management, L.L.C.
  Eclipse Capital Management, Inc.

Morgan Stanley Spectrum Technical L.P.
  Campbell & Company, Inc. ("Campbell")
  Chesapeake Capital Corporation ("Chesapeake")
  John W. Henry & Company, Inc.

MORGAN STANLEY SPECTRUM SERIES
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NOTES TO FINANCIAL STATEMENTS
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(CONTINUED)

Compensation to the trading advisors by the Partnerships consists of a management fee and an incentive fee as follows:

MANAGEMENT FEE. The management fee for Spectrum Commodity is accrued at a rate of 5/24 of 1% of Net Assets on the first day of each month (a 2.5% annual rate).

   The management fee for Spectrum Currency is accrued at a rate of 1/12 of 2% of Net Assets on the first day of each month (a 2% annual rate).

   The management fee for Spectrum Global Balanced is accrued at a rate of 5/48 of 1% of Net Assets on the first day of each month (a 1.25% annual rate).

   The management fee for Spectrum Select is accrued at a rate of 1/4 of 1% of Net Assets on the first day of each month (a 3% annual rate).

   The management fee for Spectrum Strategic is accrued at a rate of 1/12 of 3% of Net Assets on the first day of each month (a 3% annual rate).

   The management fee for Spectrum Technical is accrued at a rate of 1/12 of 2% of Net Assets allocated to JWH on the first day of each month, 1/12 of 3% of Net Assets allocated to Campbell on the first day of each month and effective May 1, 2002, 1/12 of 3%, reduced from 1/12 of 4% charged in previous months), of Net Assets allocated to Chesapeake on the first day of each month (annual rates of 2%, 3% and 3% respectively).

INCENTIVE FEE. Spectrum Commodity pays an annual incentive fee equal to 17.5% of Partnership's trading profits, as determined from the end of the last period in which an incentive fee was earned.

   Spectrum Currency pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to each trading advisor's allocated Net Assets as of the end of each month.

   Spectrum Global Balanced, Spectrum Select and Spectrum Strategic each pay a monthly incentive fee equal to 15% of the trading profits experienced with respect to each trading advisor's allocated Net Assets as of the end of each calendar month.

   Spectrum Technical pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to the Net Assets allocated to Campbell and JWH as of the end of each calendar month and 19% of the trading profits experienced with respect to the Net

MORGAN STANLEY SPECTRUM SERIES
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NOTES TO FINANCIAL STATEMENTS
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(CONTINUED)

Assets allocated to Chesapeake as of the end of each calendar month.

   Trading profits for the Partnerships represent the amount by which profits from futures, forwards and options trading exceed losses after brokerage and management fees are deducted.

   For all Partnerships, when trading losses are incurred, no incentive fees will be paid in subsequent months until all such losses are recovered. Cumulative trading losses are adjusted on a pro-rata basis for the net amount of each month's subscriptions and redemptions.